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                                                                   EXHIBIT 10.22

                                   CONTRACT


                                   BETWEEN


                           STILLWATER MINING COMPANY



                                      AND


                      PAPER, ALLIED INDUSTRIAL, CHEMICAL
                    AND ENERGY WORKERS INTERNATIONAL UNION
                              AND ITS LOCAL 8-001

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                             ARTICLES OF AGREEMENT

This Agreement is between Stillwater Mining Company ("Company"), its successors and assigns, and the Paper, Allied Industrial, Chemical and Energy Workers International Union and its Local 8-001 ("Union"), its successors and assigns.


                                   ARTICLE 1
                                  RECOGNITION

Section 1. The Company recognizes the Union as the sole and exclusive bargaining representative for the following Company employees employed by the Company at the facilities at [insert address], Nye, Montana; and the facilities at [insert address], Columbus, Montana. All hourly production and maintenance employees, including warehouse employees, laboratory technicians and custodians; but excluding all temporary employees, student summer hires, professional employees, technical employees, office clerical employees, guards, dispatchers and supervisors, and those above the rank of supervisor.

Section 2. The Union's Workers' Committee represents Union interests to the Company. The Workers' Committee will be selected by the Union, and consist of seven (7) members, including the Local Union President who will be Chair. The six (6) remaining members will consist of three (3) from the Mine, one (1) from the Concentrator, one (1) from the Smelter/BMR/Laboratory, and one (1) from Maintenance/Warehouse. Alternates may be selected to replace absent Committee members.

Section 3. The Local Union President will promptly notify the Company, in writing, of the names of the Workers' Committee members, the Grievance Committee members and any selected stewards. The Company will be notified, in writing, of any changes to these groups.

Section 4. The activities of the Union's Workers' Committee will not result in any disruption of the Company's operations, and employees will not neglect their duties and responsibilities.

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                                   ARTICLE 2
                              NON-DISCRIMINATION

Section 1. The Company and Union agree that neither will discriminate nor harass any employee or applicant for employment because of race, creed, marital status, color, age, disability, religion, national origin or sex in violation of any applicable Federal, State or local law.

                                   ARTICLE 3
                                UNION SECURITY

Section 1. Every employee covered by this Agreement must, for the life of this Agreement after the grace period described below, satisfy a financial obligation to the Union as the exclusive bargaining representative. Under this Agreement, the financial obligation for union members is an amount equivalent to monthly dues, and for non-members a fee amount, as determined by the Union, to perform the duties as exclusive representative under this Agreement.
        This financial obligation is a condition of continued employment and is in consideration for the cost of representation and collective bargaining and is not contingent upon present or future membership in the Union.
        The grace period for this Agreement is thirty (30) calendar days following the completion of the employee's probationary period or by the thirtieth (30th) calendar day following the effective date of this Agreement, whichever is later.
        Neither the Union, Company, nor any of their officers, agents or members will intimidate or coerce employees about membership or non-membership in the Union. If any dispute arises as to whether there has been any violation of this provision (or whether an employee affected by this Agreement has failed to meet the financial obligation), the dispute will be submitted directly to arbitration for determination.
        The Union will indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that will arise out of or by reason of action taken by the Company in complying with the provisions of this Article.

Section 2. For employees in the bargaining unit, the Company agrees to deduct the Union dues for the month from the wages due each month, providing each employee from whose check Union dues are to be deducted has on file a signed payroll deduction authorization.

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                                   ARTICLE 4
                               MANAGEMENT RIGHTS

Section 1. Management retains all the general and traditional rights to manage the business as well as any rights under law or agreed to by the parties. These rights rest exclusively in management who are the sole decision makers regarding the Company's operations. The following listing of specific management rights is not intended to be all-inclusive, but are some of those rights considered to be general rights of management. The fact that a particular management right is not included in the following listing does not mean the right does not exist.

Section 2. The Company has the right to determine the number of employees required by the Company at any place from time to time, for any and all operations; to determine the jobs, content of jobs and to modify, combine or end any job, classification, department or operation; to hire, classify, transfer, promote, demote and layoff employees; to determine qualifications, evaluate performance and assign and direct the workforce; to maintain order and discipline; and to reprimand, suspend, discharge and otherwise discipline for just cause.

Section 3. The Company has the right to create and administer rules, policies and procedures. This will include the right to establish or revise attendance, work, substance abuse, drug and/or alcohol testing, functional testing and safety rules. The Company has the right to establish or revise a disciplinary policy to address violations of these rules.

Section 4. The Company also has the right to determine the number and types of facilities and working places; the kinds and locations of machines, tools and equipment to be used; and the right to schedule production; to maintain efficiency; to introduce new or improved research methods, materials, processes, techniques, machinery and equipment, means of processing, distribution and mining; to set the standards of productivity and the products to be produced; to determine employees' working schedules, including, but not limited to, the number of hours and shifts to be worked; to determine when overtime work is necessary and to assign overtime; to choose customers; to utilize part-time and temporary employees; to decide where or when training on a particular operation or job is required, how much training is required and the right to move or retrain employees; to determine the amount and form of any incentive and/or bonus compensation to be paid in addition to wages; to establish, implement, modify, suspend or terminate any contract or incentive program; to use independent contractors to perform any work or services.

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Section 5.     The Company's failure to exercise any right or function reserved to it, or the exercise of a management right in a particular way, will not prevent the Company from exercising any of its rights in the future or in some other way not in conflict with this Agreement. The only restrictions on management rights are those expressly provided for in this Agreement.

Section 6. The exercise of these rights alleged to be in conflict with any other provision of this Agreement will be subject to the grievance and arbitration procedures.

                                   ARTICLE 5
                          MANAGEMENT-UNION COMMITTEE

Section 1. The Company and the Union recognize the benefits of an open forum where information, mutual concerns, interests, and complaints (not covered by the grievance and arbitration procedures) affecting the workplace can be freely discussed, with a view to exploring possible solutions which are acceptable and beneficial to employees, the Union and the Company. Without limiting the opportunity for the Union and the Company to meet informally at the Nye or Columbus facilities, the parties agree to establish a Management-Union Committee
(MUC).

Section 2. The Workers' Committee will serve as representatives for the Union at MUC meetings. The Company representatives will be comprised of Senior Management personnel.

Section 3. MUC meetings will normally be held during regular business hours, as necessary, on at least a quarterly basis. Logistics for the meeting will be mutually agreed upon and coordinated through the Human Resources Department. Senior Management from the Nye and Columbus facilities will discuss agenda items with the Local Union President prior to the meeting. A formal meeting agenda will be given to all Committee members at least five (5) days prior to the meeting, whenever possible.

Section 4. For employees on their regularly scheduled shifts, time spent at MUC meetings will be considered as time worked and will be paid at an employee's normal base rate. The Company will make every reasonable effort to schedule the MUC members on shift during MUC meetings.

Section 5. The MUC is limited to joint discussion and consultation, and is not intended to limit or restrict the rights reserved to the Union or the Company by this Agreement. The Committee is not intended to take the place of normal

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communication between employees and the Company, or to serve as an alternative to the grievance and arbitration procedures of this Agreement.

                                   ARTICLE 6
                           GRIEVANCE AND ARBITRATION

Section 1. Dispute(s) between the Company and its employees may occur. Employees are encouraged to settle these differences as quickly as possible with their immediate foreman or supervisor. If desired, the employee may be accompanied and assisted by a steward or Grievance Committee member. A "grievance" is a dispute as to the interpretation, application, or alleged violation of any of this Agreement's provisions.

Section 2. The Union will establish a Grievance Committee for dealing with grievances for each of the following departments: Mine, Concentrator, Maintenance/Warehouse and Smelter/BMR/Laboratory. The Union will select up to three (3) employees to serve on the Grievance Committees from each of the above departments. The Local Union President will be a member of each of the Grievance Committees.

Section 3. Failure by the Union to transmit a grievance to the next higher step within the time limit provided will constitute a settlement of that grievance on the basis of the last answer received. If the Company's decision at any step of this procedure is not given within the time limit specified, the grievance will be upheld for the Union. The time limits in this Article may be extended by mutual agreement. The Company will pay for time spent by union representatives in grievance meetings that are scheduled during their regular working hours.

Section 4. If a grievance arises that is not verbally settled with the immediate supervisor, an earnest effort will be made to settle the grievance in the following manner:

     Step 1: Within fifteen (15) days from the time the grievance arose, the employee (or steward or Grievance Committee member) will present the grievance, in writing, using the standard grievance form, to the immediate supervisor, with a copy to the Human Resources Manager and the Local Union President. The employee may be assisted by a member of the Grievance Committee or a steward, if so desired. The supervisor will give a written reply within seven (7) days of this meeting.

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     Step 2:  Failing satisfactory resolution at Step 1, the matter may be presented to the grievant's Department Head, with a copy to the Human Resources Manager, within ten (10) days of the immediate supervisor's decision. The Department Head will convene a meeting with the employee, a steward or Grievance Committee member, and a Human Resources Representative, within ten (10) days of notification from the Union, for the purpose of resolving the grievance. The Department Head will give a written reply within seven (7) days of the meeting.

     Step 3: Failing satisfactory resolution at Step 2, the matter may be presented to a Company Vice President, with a copy to the Human Resources Manager, within ten (10) days of the Department Head's decision, with a request that a meeting be held with a Vice President for the purpose of resolving the grievance. A Vice President will convene a meeting with the Grievance Committee, the Local Union President, the steward who filed the grievance, a representative from the Human Resources Department and another management representative. The meeting will be held within fourteen (14) days from the time the matter is submitted to a Vice President. A Vice President will render a written decision to the Local Union President within ten (10) days of the meeting.

Section 5. Following Step 3, the parties may refer a grievance to a mediator acceptable to both parties. There will be a maximum of three (3) grievances submitted to binding arbitration per hearing. The cost of the mediator will be paid equally by both parties.

Section 6. If the Union disagrees with the decision rendered by the Vice President, it may, within thirty (30) days from the date of the decision, refer the grievance to the Federal Mediation and Conciliation Service. The parties will request the Federal Mediation and Conciliation Service to submit a panel of seven (7) arbitrators. Each party will have the right to reject one panel of arbitrators. The Union will strike the first name and then the parties will alternately strike a name until one arbitrator is left. The arbitrator will be notified of selection by a letter from the parties requesting that the arbitrator set a time for the hearing.

Section 7. If any grievance proceeds beyond Step 3, the grieving party must submit in writing all known evidence bearing on the grievance. This includes, but is not limited to, a description of the practice or matter giving rise to the dispute, relevant dates and all witnesses, along with the specific contract clause that is allegedly being violated. Evidence not disclosed according to this section cannot be introduced by the grieving party at arbitration.
Evidence that is discovered at

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a later date may be introduced at hearing if disclosed to the Company in writing at least five (5) days prior to the arbitration.

Section 8. In rendering a decision, the arbitrator will be governed and limited by this Agreement's provisions, applicable law, and the expressed intent of the parties as described in this Agreement. The arbitrator will have no power to add to, subtract from, or modify any of the terms and provisions of this Agreement, or substitute his judgment for that of the Company. The arbitrator will confine his judgment strictly to the facts submitted in the hearing, the evidence before him, and this Agreement's express terms and provisions. The arbitrator's decision will be final and binding upon the parties.

Section 9.     The cost of the arbitrator will be paid equally by the parties.

Section 10. The Union and the employees waive their right to pursue any judicial or administrative remedy against the Company as to any matter subject to the procedures established in this Article until such procedures are exhausted. Any settlement under the procedures established under this Article, short of arbitration, will be binding upon the Company, the Union, and the employees and will preclude any further administrative or judicial relief.

Section 11. Any employee has the right to have a union representative present if they are called into a meeting which may result in disciplinary action.

Section 12. If it is necessary for a steward or Grievance Committee member to take time off during their regularly scheduled shift to investigate or resolve a grievance, they will request the permission of their immediate supervisor which will not be unreasonably withheld. When a steward or Grievance Committee member enters an area other than their normal work area, they will inform the supervisor of that area of their presence and reason for being there. A steward or Grievance Committee member will inform their supervisor when returning to their normal work area.

Section 13. Grievances dealing with discharges will be moved immediately to Step 2 of the grievance procedure.

Section 14. The Union, by not exercising any functions reserved to it or by exercising any function in a particular way, will not be deemed to have waived its right to exercise functions as set forth in this Agreement.

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                                   ARTICLE 7
                              MEDICAL ARBITRATION

Section 1. In the event a dispute arises concerning the physical fitness of an employee to return to work or to continue to work, an attempt to resolve the dispute by conference or consultation between a licensed physician selected by the Company and a licensed physician selected by the Union, will first be made.

Section 2. If no satisfactory conclusion is reached and the Union or the Company so elects, a Board of three (3) licensed physicians will be selected, one by the Company, one by the Union, and one by the two so-named, who will decide the case. The decision of the Board will be final and binding on both parties to this Agreement and retroactive to the date the dispute arose.

Section 3. The Company will bear the expense of the physician of its choice, and the Union will bear the expense of the physician of its choice. The expense of the third physician will be paid by the losing party. In the event that the decision of the Board does not result in a clear-cut losing party, the expense of the third physician will be paid equally by the parties.

                                   ARTICLE 8
                                   SENIORITY

Section 1. Company seniority will be determined by an employee's date of original employment with the Company, if there has been no service break. Company seniority will apply only for purposes of applicable benefit plans and earned vacation.

Section 2. Plant seniority will be determined from the employee's date of original employment with the Company at its facilities covered by this Agreement or date of employment if there had been a break in service. An employee's plant seniority will be lost if the employee:

     A.   Quits.
     B.   Is discharged for just cause.
     C. Fails to work for any reason for two (2) years, or length of service, whichever is less.
     D.   Fails to return to work upon termination of a leave of absence.
     E. Is promoted to a full-time non-bargaining unit position for a period in excess of one (1) year.

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Section 3.     Department seniority will be determined by the date on which the employee begins continuous service in one of the following departments:

     A.  Mine
     B.  Concentrator
     C.  Maintenance
     D.  Warehouse
     E.  Processing (Smelter/BMR/Laboratory)

The employee will lose department seniority in any previous department once department seniority is established in any other department.

Section 4. The Company will annually provide the Union with a current seniority list which will also be posted in the workplace.

Section 5. If employees are hired on the same day, seniority will be decided by the flip of a coin.

                                   ARTICLE 9
                              PROBATIONARY PERIOD

Section 1. All new employees will be considered probationary employees for a period of seven hundred eighty (780) hours worked. The probationary period may be extended by five hundred twenty (520) hours worked, upon mutual agreement of the Company, the Union and the employee.

Section 2. Unless Company policies provide otherwise, probationary employees will not be eligible for any benefits granted to regular employees under this Agreement. No terms of this Agreement other than this Article and the appropriate wage rate will apply to probationary employees.

Section 3. Employees continued in employment after the end of the probationary period will become full-time employees and will be credited with continuous service from the original date of hire.

                                   ARTICLE 10
                                  JOB POSTINGS

Section 1. Whenever the Company determines a vacancy, other than a temporary vacancy, exists in any biddable job classification, or a new job becomes available, the Company will post a job posting on the bulletin boards for ten
(10) consecutive days. Employees desiring to bid on the vacancy will apply in writing

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to the Human Resources Department within the allotted ten (10) days. Laid off employees, who have seniority rights, will be eligible to bid on all job postings. Upon request, a copy of the job posting and of all bids will be provided to the Local Union President.

Section 2. The Company will determine the successful candidate based on demonstrated performance and skill consistent with the Evaluations Article. When there are two or more employees of equal skill and performance, the principle of plant seniority will govern. If no qualified candidate applies or no bid is received, the job may be filled by the Company from any other source.

Section 3. Temporary vacancies of less than ninety (90) days may be filled at the Company's discretion.

Section 4.     If the successful bidder proves unsatisfactory after a thirty
(30) day evaluation period, or chooses not to continue in the new position within the thirty (30) day evaluation period, the employee will be returned to the position last held with no loss of seniority. The Company will then fill the position with the next most qualified candidate from the original posting.

Section 5. An employee who is awarded a job posting outside his department cannot bid for another job for a period of one (1) year. An employee who is awarded a job posting within his department cannot bid for another job for a period of four (4) months.

                                  ARTICLE 11
                              LAY-OFF AND RECALL

Section 1. In instances of layoff, recall, or job elimination, the Company, consistent with the Evaluations Article, will consider employees' demonstrated performance and skill. When there are two or more employees of equal performance and skill, the principle of plant seniority will govern. Temporary employees and probationary employees will be laid off prior to employees on the seniority list, unless the temporary or probationary employees have special skills not held by regular employees.

Section 2. An employee has ten (10) days to respond to a recall to work by certified mail. The ten (10) days will begin running when the Company makes its initial attempt to recall. Unless other arrangements are made, the recalled employee will have up to fourteen (14) days to return to work after responding to the Company's offer. Failure to respond or return to work within the time limits outlined in this Section will result in a loss of seniority.

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Section 3.     The Company will meet with the MUC Committee to discuss any layoffs or reduction-in-force prior to implementation. The Company will notify the Union of any pending layoff or reduction-in-force as far in advance as possible. If a layoff is less than ninety (90) days in duration, the Company will pay its portion of the cost of fringe benefits during the layoff.

                                  ARTICLE 12
                                 SEVERANCE PAY

Section 1. Any full-time employee who loses seniority because of a long-term layoff or a permanent mine closure will be entitled to one (1) week of severance at the employee's base rate of pay for each full year of continuous service with the Company up to a maximum of fifteen (15) weeks of pay.

                                  ARTICLE 13
                                 EVALUATIONS

Section 1. The job performance of all bargaining unit employees will be evaluated on an annual basis. New employees will be evaluated at the conclusion of their probationary period. This evaluation will be utilized until the next annual review occurs. These evaluations will have two components. The first will be based on performance. The second will be a skills assessment. The Company retains the right, with input from the review committee, to periodically modify the evaluation process. Changes in the evaluation process will be announced at least six (6) months before the end of the evaluation period.

Section 2. The performance evaluation results will be standardized between departments (each of which must be ten (10) or more employees). In other words, each employee's performance score in the department will be ranked in raw score order and assigned a percentile rank within the department. This percentile rank will be the number that will be used when comparing the performance of employees from different departments. Employees who are within ten (10) percentage points of each other will be considered substantially equal for performance purposes.

Section 3. The skills assessment will be standardized in the same manner as the performance evaluations. Employees who are within ten (10) percentage points of each other will be considered substantially equal for skills purposes.

Section 4. Job restructuring, assignments, layoffs, eliminations, recall, and other changes materially affecting employment will initially be based on the employee's performance and skill level demonstrated in the employee's last

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evaluation.  In each instance where performance and skill are a factor in the
Company's decision, the Company will articulate a minimum skill level needed for consideration. Employees who have the requisite skill level will initially be compared on the basis of their job performance. If their performance is substantially equal, their skill levels will be compared. If the skill level is also substantially equal, plant seniority will be the deciding factor. If, at any step of this comparison process, the employees are not substantially equal, the employee with the superior performance or skill level will be given preference.

Section 5. When the evaluation process is completed for an entire department, employees will be provided with a copy of their individual performance evaluation and skills assessment. Employees who have questions about their evaluations should initially discuss them with the individual who completed the evaluation. If this discussion does not resolve the matter, a request to meet with the review committee may be filed. This request must be made within fifteen (15) days of receipt of the evaluation and specifically state with what parts of the performance evaluation or skills assessment the employee disagrees. The review committee is the only avenue available to challenge performance evaluations and skill assessments, as they are not subject to the grievance and arbitration procedures of this Agreement.

Section 6. The review committee will meet with the employee and other involved parties to determine whether either the performance evaluation or skills assessment should be revised. The decision to revise the evaluation or skills assessment must be agreed upon by a majority of the review committee members hearing the matter. The decision of the review committee will be final and binding on both the Company and the employee.

Section 7. The Company and the Union will each designate five (5) individuals who may act as review committee members. When an employee requests to meet with the committee, each party will select two (2) members from their respective groups, who are not within the employee's department, to review the performance evaluation and skills assessment. At the review committee's request, the Vice President of Operations will sit as a fifth member of the committee.

                                  ARTICLE 14
                          HOURS OF WORK AND OVERTIME

Section 1. The normal workweek will begin at 12:01 a.m. each Tuesday and end at 12:00 midnight the following Monday. Overtime will be paid for all hours worked in excess of forty (40) hours during a workweek.

Section 2. Changes in working schedules (other than temporary incidental changes) will be discussed with the MUC prior to implementation.

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Section 3.     An employee who is called back for immediate work after leaving
Company property or who is called for immediate work outside their scheduled working hours, and actually begins working, will be paid time and one-half (1 1/2) for work actually performed or a minimum of four (4) hours at the straight-time rate, whichever is greater. Employees will be compensated for call out travel at the current Company mileage rate, up to a maximum of fifty (50) miles each way.

Section 4. If an employee's regularly scheduled shift is canceled less than ninety (90) minutes before it is scheduled to begin, the employee will either work a minimum of four (4) hours or be paid four (4) hours at his regular hourly rate in lieu of work.

Section 5. Upon prior approval of the supervisors involved, employees may mutually agree to exchange shifts or days off provided the exchange does not cause any disruption or increased cost to the Company, and that the exchange does not cause the employee to be on duty more than sixteen (16) hours in any twenty-four (24) hour period.

Section 6. The Company agrees that overtime will be distributed as uniformly and equally as possible and practical within each classification. Employees will not be forced to work overtime as long as there are employees in their classification who are qualified and willing to work such overtime. If no qualified employees volunteer to accept requested overtime, the Company will assign the overtime to a qualified employee, based on reverse order of department seniority. Employees who decline offered overtime will be charged for the overtime offered as if it has been worked for the purpose of overtime allocation.

Section 7. Any employee who has worked sixteen (16) consecutive hours will be compensated at double (2) time for all hours worked over sixteen (16). Any employee who has worked sixteen (16) or more hours will be allowed a rest period of at least eight (8) hours with no loss of overtime pay.

Section 8.     Pyramiding of overtime is prohibited.

Section 9. For the purpose of computing weekly overtime the following will be considered as time worked: holidays, jury/witness service, union business involving contract administration or negotiations for the purpose of renewing this Agreement, which fall on an employee's regularly scheduled work day; or meetings, training and conferences required by the Company. These hours will not exceed the number of hours in the employee's normal work day.

Section 10. Except for the first shift worked for each work rotation, an employee will be given twenty-four (24) hours notice of a change in shift.

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Section 11.    Employees who work a shift beginning after 12:00 (noon) will be paid a shift differential of fifty cents ($.50) per hour.

                                  ARTICLE 15
                           CLASSIFICATION AND WAGES

Section 1. The classifications and rates of pay are attached to this Agreement and will continue in effect for the duration of this Agreement.

Section 2. All employees on the seniority list on the date of ratification will receive a seven hundred and fifty dollar ($750.00) ratification bonus.

Section 3. Employees temporarily assigned to work in a classification other than their current classification will continue to be paid the rate of pay for their current classification.

Section 4. Management personnel may perform bargaining unit work when training, investigating, testing, and in emergencies, or situations in which no qualified bargaining unit employee is available to do the job required.

Section 5. If a full-time employee is demoted, through no fault of their own, from their regular classification, the employee will receive the higher rate of pay for a period one (1) week for each full year of service at the previous classification, at the time assigned to the lower classification. There will be no pyramiding of rate retention under this Article.

                                  ARTICLE 16
                               SAFETY AND HEALTH

Section 1. The Company and the Union believe an effective safety and health program is essential for employee morale and well-being, as well as the long-term viability of the Company. Accordingly, the Company recognizes its obligation to prevent, correct and eliminate all unhealthy and unsafe working conditions and practices. Employees are also expected to recognize, address and report unhealthy or unsafe working conditions. Further, employees will follow all Company safety and health rules and procedures and comply with applicable State and Federal regulations.

Section 2. The Company will recognize one (1) Safety and Health Committee for the Nye facilities and one (1) Safety and Health Committee for the Columbus facilities. The respective Safety and Health Committees will consist of representatives elected annually by members of each work group at each location.

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These Committees will meet monthly to discuss safety and health issues, recommend corrective actions, and communicate safety and health information back to employees.

Section 3. There will be a Joint Safety and Health Review Committee ("JSHRC") at each location where a Safety and Health Committee exists. It will be composed of four (4) members of the Safety and Health Committee and will meet at least quarterly. There will be equal representation of Company appointees and Union appointees on the JSHRC. Time spent in JSHRC meetings and approved activities will be considered as time worked. All matters considered and handled by the JSHRC will be reduced to writing, and the joint minutes will be maintained and communicated at the monthly Safety and Health Committee meetings.

Section 4. The Company will conduct occupational health and medical monitoring to measure exposures in the workplace as appropriate, or upon the recommendation of the JSHRC. Results will be distributed to the appropriate Safety and Health Committees and the Local Union President, to the extent that employee confidentiality is not compromised.

Section 5. The Company will pay for required medical examinations and the results will be kept in the employee's confidential medical file. Upon request, a copy of these records will be provided to the affected employee.

Section 6. Personal protective equipment required by statute or for special tasks not regularly performed will be provided by the Company at no cost to the employee. Upon employment, the Company will provide a one-time allocation of other Company required personal protective equipment. The Company will allow employees to purchase subsequent or additional personal protective equipment through the warehouse at Company cost. Employees whose personal protective equipment is damaged or destroyed through abnormal conditions, not attributed to abuse, will receive replacement personal protective equipment through the warehouse at Company expense.

Section 7. Prescription safety glasses will be provided at a rate of one (1) pair per year. Replacement non-prescription safety glasses will be available.

Section 8. The Company will provide for an ongoing safety and health training program. The content of health and safety training courses will be reviewed with the JSHRC prior to selection. Time spent on Company approved training will be considered as time worked. The cost of Company approved training will be paid by the Company and expenses reimbursed based on current Company policy.

Section 9. No employee will perform unsafe work or be required to perform unsafe work. Employees performing unsafe work or unsafe practices will be subject to disciplinary action, up to and including discharge. Refusal to perform unsafe work will not warrant or justify any present or future disciplinary action.


                                  ARTICLE 17
                                   BENEFITS

Section 1. The Company will provide bargaining unit members with benefits on the same basis as provided to its non-union employees. The broad-based categories of these benefits include health, life, and disability insurance, as well as a 401(k) plan.

Section 2. Amendments to the plans or changes in employee contribution levels will be announced periodically.

                                  ARTICLE 18
                                   HOLIDAYS

Section 1.     The following days will be considered holidays:

             New Year's Day           Good Friday
             Memorial Day             Independence Day
             Labor Day                Thanksgiving
             Day after Thanksgiving   Christmas Eve
             Christmas Day            Personal Holiday

Section 2. Employees who are required to work on any of the above holidays will receive pay at the rate of time and one-half (1 1/2) for all hours worked, plus holiday pay. Each full-time employee not required to work on these holidays will receive eight (8) hours pay for such holidays at their regular rate of pay. Employees scheduled to work on a holiday who fail to report to work will not receive holiday pay.

Section 3. When a Saturday or Sunday holiday is observed on a weekday, the holiday pay will apply on that weekday. Employees scheduled to work seven (7) days per week rotating shift, will be paid holiday pay on the calendar day on which the holiday occurs. The actual holiday schedule will be posted each year, as soon as practical.

Section 4. An employee absent on either the scheduled workday before or after the holiday will not receive pay if the absence is not approved by the Company. An employee who is receiving disability benefits on both the scheduled workday before and after the holiday will not receive pay for the holiday.

Section 5. Employees will be entitled to one (1) personal holiday which may be taken after the employee has completed their probationary period, provided at least one (1) week's notice is given to the Company. Scheduled annual vacation will take precedence over the scheduling of personal holidays.
        In the case where more than one employee per crew requests to take a personal holiday on the same day, department seniority will govern if the personal holiday had been scheduled between January 1 and March 31 of any year. Personal holidays will be allocated on a first come, first serve basis if scheduled after April 1 of any year. Personal holidays will be allocated and granted based on operational needs and the wishes of the employee. No more than one (1) person per crew will be allowed off on personal holiday on any particular day, except at Company discretion.
        When an employee takes the personal holiday immediately prior to or immediately after a holiday, the employee will be paid according to this Article, provided that the employee works the last scheduled shift prior to and the next scheduled shift after the holiday and the personal holiday.
        If the personal holiday is not scheduled to be taken in the calendar year, the employee will be paid for eight (8) hours for the personal holiday at their base rate. Personal holidays may not be banked or carried over into the next year .

                                  ARTICLE 19
                                   VACATION

Section 1. Employees will be eligible for paid vacation time in accordance with the following provisions.

                                          Amount of Paid
     Years of Service                     Vacation Available

     1 through 4                              80 hours
     5 through 9                              120 hours
     10 or more                               160 hours

Section 2. At the beginning of the calendar year, each full-time employee who has completed one year of continuous service will be credited with vacation based on length of service. Employees who have less than one year of service, but have completed their probationary period, will be credited with a pro rata amount of vacation on January 1. Employees must use a minimum of eighty (80) hours of their vacation leave annually.

Section 3. At the beginning of the calendar year, each full-time employee who has completed fourteen (14) or more years of continuous service will receive a one thousand dollar ($1,000) bonus.

Section 4. Employees may choose to receive pay in lieu of time off for vacation in excess of eighty (80) hours. Pay in lieu of time off will also be provided when the Company requests an employee to forego his vacation. If, due to an extreme situation, the Company requires an employee to work during a previously scheduled vacation, the Company will make the employee whole for any verifiable, non-refundable expenses incurred by the employee. Vacation cannot be carried over into the next calendar year without the Company's approval. Vacation must be taken in full-shift increments, unless shift scheduling dictates otherwise.

Section 5. Vacation schedules will be posted or circulated among employees during the first two (2) weeks of January of each year for employees to indicate their vacation preference. Vacation request forms will be utilized, with a copy of the approved form returned to the employee. Vacation will be scheduled to meet the preference of employees whenever possible. In case of conflict over any vacation period, vacation will be granted in order of department seniority. Where an employee elects to split vacation, that employee's seniority rights will prevail only for the first choice until all other employees in the vacation unit have had their first choice. It is understood that the Company retains the right to schedule vacations as operational conditions dictate. However, no employee will be forced to take vacation which has already been approved at a time undesirable to the employee. Vacation requests must be pre-authorized by the supervisor at least one (1) week in advance.

Section 6. Holidays falling during an employee's vacation will be compensated for by holiday pay or by a one-day extension of the vacation, as the employee elects.

Section 7. Employees terminating service with the Company will be paid vacation earned in the current year.

                                  ARTICLE 20
                            UNION LEAVES OF ABSENCE

Section 1. The Company may grant a short-term unpaid leave of absence for Union officials or members to attend Union functions. These leaves will be granted based on the Company's operating requirements. Employees will retain service, seniority and benefits during this leave of absence. Requests for these leaves must be made by the Union to the Company not less than fourteen
(14) days before the leave.

Section 2. Upon thirty (30) days written notice from the Union, a long-term unpaid leave of absence to perform work for the Union will be granted for one
(1) employee for up to one (1) year. The employee may elect to return to the employee's previous classification with a thirty (30) day written notice for reinstatement from the Union to the Company. The employee will hold and accumulate seniority and continuous service for all purposes during the leave. Upon request, the employee will be allowed to continue in the Company Group Health Plan, and any Disability Plans, by paying the full cost of the benefits during the leave. Reinstatement will be granted if the employee is physically able to return to the previously held classification, as determined by a Company paid physical examination. If the employee is physically unable to return to the previously held classification, the employee will be allowed to return to a job the employee is qualified to perform, if such job exists.

                                  ARTICLE 21
                           FAMILY AND MEDICAL LEAVE

Section 1. The Company will comply with all applicable State and Federal laws which address employees' rights to request or obtain family or medical leaves. Employees who use the family medical leave because of a personal medical condition will not be required to use vacation.


                                  ARTICLE 22
                               MILITARY SERVICE

Section 1. The Company will comply with applicable State law and the Uniformed Services Employment and Reemployment Rights Act as they relate to military leave.

Section 2. Any employee who is required to attend an encampment of the Reserve of the Armed Forces or the National Guard will be paid the difference between the employee's base wages and military pay, for a period not to exceed seventeen (17) days.

                                  ARTICLE 23
                               BEREAVEMENT LEAVE

Section 1. In the event of the death of an employee's immediate family member, a reasonable period of unpaid leave will be granted to the employee. Immediate family includes the employee's spouse, children, stepchildren, parents, step-parents, brothers, sisters, grandparents and grandchildren, and the parents and grandparents of the employee's spouse.

Section 2. To offset the expenses associated with attending the funeral, any employee who has completed the probationary period will be paid forty (40) hours of base wages in the event of the death of a spouse, child or step-child, or twenty-four (24) hours of base wages in the event of the death of any other immediate family member listed above.

                                  ARTICLE 24
                           JURY AND WITNESS SERVICE

Section 1. Employees selected for jury duty or subpoenaed for witness service will be allowed the necessary time off to perform the service. Employees must contact their immediate supervisor prior to reporting for jury duty or subpoenaed witness service. An employee who reports and is then released from service must immediately contact the employee's supervisor to coordinate return to work. The Company will make reasonable allowances for travel and shift schedules.

Section 2. Regular full-time employees who are absent because of jury duty, government subpoena where the Company is not a party, or Company subpoena, will be paid the difference between the jury duty or specified witness pay and their normal base wages for scheduled shifts missed. Employees will be required to provide documentation of service to receive applicable pay.

                                  ARTICLE 25
                                CONTRACTING OUT

Section 1. The Company, having the availability of equipment, skills, manpower, or the time to do the work, will not contract out classified work now being done by employees of the Company as long as there are qualified employees or qualified former employees with re-employment rights. This will not apply to the installation of equipment or construction or any other activities not ordinarily done by employees of the Company.

Section 2. Before commencing any major contract job to be performed on the premises, the Company will notify the Local Union President, in writing, describing the nature, scope, and expected duration of the work to be performed. The Company further agrees that it will meet, as necessary, with the Local Union President, to discuss information concerning contracting out.

                                  ARTICLE 26
                                 MISCELLANEOUS

Section 1. The Company will provide a copy of this Agreement to each employee.

Section 2. In January of each year, mechanics and electricians who are on the seniority list will receive a tool allowance of four hundred dollars ($400.00) and two hundred dollars ($200.00) respectively.

Section 3. The Company will provide a secure bulletin board at each of the locations covered by this Agreement.

Section 4. Employees in the bargaining unit will have access to their own personnel file, by appointment with the Human Resources Manager, for the purpose of reviewing it in person. A union representative may accompany the employee.

Section 5. Required notices may be made by personal service, confirmed facsimile transmission or certified mail, return receipt requested. The designated party for the Company is the Human Resources Manager. The designated party for the Union is the International Representative. Each party will provide the other with the name and address of the individual who is authorized to receive notices under this Section.

Section 6. Any employee required to work more than two (2) hours beyond the normal quitting time will be provided with a meal. An additional meal will be furnished for each additional four (4) hours of continuous work. The Company may, with the agreement of the involved employees, in lieu of a meal and time to eat the meal, compensate the employee by the payment of one (1) additional hour at time and one-half (1 1/2).

Section 7. Employees will have available five (5) full or partial, unpaid days for sick leave each year.

Section 8. Each January employees will earn an attendance bonus equal to two and one-fourth percent (2.25%) of their base rate multiplied by actual hours worked through December 31 of the previous year.

                                  ARTICLE 27
                              MINE/PLANT CLOSURE

Section 1. The Company will comply with the Worker Adjustment Retraining and Notification Act.

                                  ARTICLE 28
                                  NO STRIKE

Section 1. During the term of this Agreement, there will be no strike, work stoppage, picketing, honoring of any picket line at the Company premises, work slowdown, sympathy strike, or any other form of economic pressure directed against the Company or its services on the part of the Union or its members covered by this Agreement. The Company will not lock out any bargaining unit employee during the term of this Agreement.

Section 2. In the event of any breach of this Article, the Union will immediately declare publicly that such action is unauthorized, will immediately order its members to resume their normal duties and continue to take any necessary action to correct the problem and restore the Company to full operation.

                                  ARTICLE 29
                                 PAST PRACTICE

Section 1. This Agreement supersedes any previous oral and written agreements between the Company, its employees and the Union. The Company will not be bound by any past understandings, practices and/or customs between the Company, its employees, and the Union on matters not specifically governed by the terms of this Agreement.

                                   ARTICLE 30
                                    VALIDITY

Section 1. Nothing contained in this Agreement will be construed in any way as interfering with the obligation of the parties to comply with any and all State and Federal laws, or any rules, regulations, and orders of duly constituted authorities pertaining to matters covered by this Agreement, and such compliance will not constitute a breach of this Agreement.

Section 2. If any court holds any part of this Agreement invalid, that decision will not invalidate the entire Agreement.

                                  ARTICLE 31
                              COMPLETE AGREEMENT

Section 1. This Agreement during its life may be amended only by mutual consent of the parties. Any amendments made to this Agreement will be reduced to written form and will be duly signed by the authorized representatives of the Company and the Union.

Section 2. The parties acknowledge that during the negotiations resulting in this Agreement, each had the unlimited right to make proposals with respect to all subjects of collective bargaining. The understandings and agreements arrived at by the parties after exercise of that right are included in this Agreement. Therefore, the Company and the Union each waive the right and each agrees that the other will not be obligated to bargain collectively with respect to any matter referred to by this Agreement or with respect to any subject not specifically referred to in this Agreement, except those required by law, even though the subject may not have been within the knowledge or contemplation of either or both of the parties at the time that they negotiated this Agreement.


                                  ARTICLE 31
                               TERM OF AGREEMENT

Section 1. This Agreement will be in effect from July 1, 1999 until midnight June 30, 2004, and if not terminated at the end of that period by sixty (60) days written notice by one party to the other prior to this date, will continue in effect until terminated by either party upon ninety (90) days written notice of its desire to terminate or modify this Agreement.

                    Witness and signature lines to be added

                           STILLWATER MINING COMPANY
                      BARGAINING UNIT BASE RATE STRUCTURE

                                   7/01/99    7/01/00    7/01/01    7/01/02    7/01/03
Position Title                    Base Rate  Base Rate  Base Rate  Base Rate  Base Rate
--------------------------------  ---------  ---------  ---------  ---------  ---------
Leadman - Mechanic                 $  20.80   $  21.63   $  22.50   $  23.28   $  24.10
Leadman - Electrician              $  20.80   $  21.63   $  22.50   $  23.28   $  24.10
Leadman - Lab                      $  20.80   $  21.63   $  22.50   $  23.28   $  24.10

Mechanic I                         $  19.08   $  19.84   $  20.64   $  21.36   $  22.11
Electrician I                      $  19.08   $  19.84   $  20.64   $  21.36   $  22.11
Hoistman I                         $  19.08   $  19.84   $  20.64   $  21.36   $  22.11

Leadman -Mine/Mill/Smelter/BMR     $  18.99   $  19.75   $  20.54   $  21.26   $  22.00

Leadman - Warehouse                $  18.43   $  19.17   $  19.93   $  20.63   $  21.35

Mechanic II                        $  17.58   $  18.28   $  19.01   $  19.68   $  20.37
Electrician II                     $  17.58   $  18.28   $  19.01   $  19.68   $  20.37

Miner I                            $  17.42   $  18.12   $  18.84   $  19.50   $  20.18
Mill/Smelter/BMR Operator I        $  17.42   $  18.12   $  18.84   $  19.50   $  20.18
U/G Construction I                 $  17.42   $  18.12   $  18.84   $  19.50   $  20.18
Lab Tech I                         $  17.42   $  18.12   $  18.84   $  19.50   $  20.18
Hoistman II                        $  17.42   $  18.12   $  18.84   $  19.50   $  20.18
Diamond Driller I                  $  17.42   $  18.12   $  18.84   $  19.50   $  20.18

Heavy Equipment Operator I         $  16.60   $  17.26   $  17.95   $  18.58   $  19.23
Miner II                           $  16.60   $  17.26   $  17.95   $  18.58   $  19.23
Sand Plant Operator                $  16.60   $  17.26   $  17.95   $  18.58   $  19.23
Sandfiller                         $  16.60   $  17.26   $  17.95   $  18.58   $  19.23
U/G Equipment Operator I           $  16.60   $  17.26   $  17.95   $  18.58   $  19.23
Warehouse I                        $  16.60   $  17.26   $  17.95   $  18.58   $  19.23
U/G Construction II                $  16.60   $  17.26   $  17.95   $  18.58   $  19.23

Mechanic III                       $  14.95   $  15.55   $  16.17   $  16.74   $  17.32
Electrician III                    $  14.95   $  15.55   $  16.17   $  16.74   $  17.32

U/G Equipment Operator II          $  14.32   $  14.89   $  15.49   $  16.03   $  16.59
Diamond Driller II                 $  14.32   $  14.89   $  15.49   $  16.03   $  16.59
Heavy Equipment Operator II        $  14.32   $  14.89   $  15.49   $  16.03   $  16.59
Mill/Smelter/BMR Operator II       $  14.32   $  14.89   $  15.49   $  16.03   $  16.59
Lab Tech II                        $  14.32   $  14.89   $  15.49   $  16.03   $  16.59
U/G Construction III               $  14.32   $  14.89   $  15.49   $  16.03   $  16.59
Miner III                          $  14.32   $  14.89   $  15.49   $  16.03   $  16.59

Equipment Operator III             $  12.58   $  13.08   $  13.61   $  14.08   $  14.58
Warehouse II                       $  12.58   $  13.08   $  13.61   $  14.08   $  14.58
Mill/Smelter/BMR Operator III      $  12.58   $  13.08   $  13.61   $  14.08   $  14.58
Lamp Repairer                      $  12.58   $  13.08   $  13.61   $  14.08   $  14.58
Lab Tech III                       $  12.58   $  13.08   $  13.61   $  14.08   $  14.58
Custodian                          $  12.58   $  13.08   $  13.61   $  14.08   $  14.58

Probationary Rate                  $  10.06   $  10.46   $  10.88   $  11.26   $  11.66

                    LINES OF PROGRESSION AND BID POSITIONS

           (To be included with modification reflecting the addition
            of the lab in the appropriate divisions between BMR and
                                   Smelter.)